Exhibit 2.2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

CREATIVE MAILING & MARKETING, LLC

as Buyer

and

GLOBAL DIRECT, INC. AND MAILING & MARKETING INC.

as Sellers

and

SOURCECORP, INCORPORATED

July 8, 2004

i

SCHEDULES

Schedule 1.1(b)	Personal Property Leases
Schedule 1.2	Excluded Assets
Schedule 1.3	Assumed Liabilities
Schedule 2.1(b)(x)	Preliminary Balance Sheet
Schedule 2.1(b)(y)	Preliminary Valuation Balance Sheet
Schedule 2.3	Allocation of Purchase Price
Schedule 4.6	Financial Statements
Schedule 4.7	Liabilities
Schedule 4.9	Absence of Certain Developments
Schedule 4.10	Title to Properties
Schedule 4.11	Accounts Receivable
Schedule 4.12	Inventory
Schedule 4.13	Tax Matters
Schedule 4.14	Contracts and Commitments
Schedule 4.15	Patents, Trademarks, Trade Secrets, Etc.
Schedule 4.16	Litigation
Schedule 4.17	Warranties
Schedule 4.18	Employees
Schedule 4.19	Employee Benefit Plans
Schedule 4.20	Insurance
Schedule 4.21	Affiliate Transactions
Schedule 4.22	Customers and Suppliers
Schedule 4.23	Permits
Schedule 4.24	Environmental Matters
Schedule 6.4(a)	Transferred Employees
Schedule 6.4(b)	Sellers’ Employees

EXHIBIT LIST

Exhibit A	Form of Promissory Note
Exhibit B	[Intentionally Omitted]
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of Written Opinion of Counsel for Seller
Exhibit F	Form of Certificate of Officer of Seller
Exhibit G	Form of Security Agreement
Exhibit H	Form of Certificate of Officer of Buyer

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 8, 2004, is made and entered into by and among Creative Mailing & Marketing, LLC, a Delaware limited liability company (“Buyer”), Global Direct, Inc., an Oklahoma corporation (“GDI”), Mailing & Marketing, Inc., a California corporation (“M&M” and, together with GDI, each a “Seller” and collectively “Sellers”) and solely with respect to Section 9.6, SOURCECORP, Incorporated, a Delaware corporation (“SOURCECORP”).

WHEREAS, Sellers are engaged in the business of providing commercial print and direct mail services for charities, not-for-profit organizations and for-profit organizations (the “Business”); and

WHEREAS, Sellers desire to sell and assign to Buyer, and Buyer desires to purchase and assume from Sellers, on the terms and subject to the conditions set forth in this Agreement, substantially all of the assets and certain liabilities of Sellers that are currently being used by Sellers in the conduct of the Business.

NOW, THEREFORE, for and in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, Buyer and Sellers hereby agree as follows:

ARTICLE I

TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

Section 1.1             Transfer of Assets.  On the terms and subject to the conditions set forth in this Agreement, Sellers shall, at the Closing (as defined in Section 3.1 hereof), sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Sellers, all of Sellers’ right, title and interest, as of the Closing Date (as defined in Section 3.1 hereof), in and to all of the assets of Sellers related to or used in the Business (collectively, except for the assets specifically enumerated or described in Section 1.2 hereof as being excluded, the “Assets”), including, but not limited to:

(a)  All of the equipment, machinery, vehicles, furniture, trade fixtures used in the ordinary course of business, including, without limitation, movable and removable equipment (including any equipment which has been installed in or on the premises where the Business is located) and furnishings owned by Sellers and used thereby in the operation of the Business;

(b)  The personal property leases to which Sellers are a party that are used in connection with the operation of the Business and set forth on Schedule 1.1(b);

(c)  The leasehold interests in all of the real property leased or otherwise used or occupied by Sellers and listed on Schedule 4.10, including all improvements and fixtures thereon and all rights and easements appurtenant thereto;

(d)  All of Sellers’ inventories of supplies, raw materials, parts, finished goods, work-in-process, product labels and packaging materials used in connection with the Business and Sellers’ interest in all orders or contracts for the purchase of supplies, raw materials, parts, product labels and packaging materials used in connection with the Business;

(e)  Sellers’ interest in all contracts or agreements with respect to the Business to which Sellers are a party and identified on Schedule 4.14, but excluding those contracts and agreements identified therein as either terminating or otherwise not being assumed by Buyer or which do not relate solely to the Business;

(f)  All unfilled or uncompleted customer contracts, commitments or purchase or sales orders received and accepted by Sellers in connection with the Business in the ordinary course of business;

(g)  All documents or other tangible materials embodying technology or intellectual property rights owned by, licensed to or otherwise controlled by Sellers and used solely in connection with the Business, whether such properties are located on Sellers’ business premises or on the business premises of Sellers’ suppliers or customers, including, without limitation all software programs (including both source and object codes) and related documentation for software used solely in or developed exclusively for support of the Business, but excluding the retained intellectual property rights set forth on Schedule 1.2 (the “Retained Intellectual Property Rights”);

(h)  All rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets or other intellectual property rights owned by, licensed to or otherwise controlled by Sellers, in each case that are used solely in or developed exclusively for use in the Business as now conducted and set forth on Schedule 4.15, but excluding the Retained Intellectual Property Rights;

(i)  The names “Creative Mailing, Inc.,” “Mailing & Marketing Inc.” and “Global Direct, Inc.” or any combination of words in which the name “Creative Mailing,” “Mailing & Marketing” or “Global Direct” appears or any rights associated with such name or any right to use such name in all jurisdictions in which Sellers either currently use any such name or have any right to use any such name used in the Business, subject to Sellers’ rights in Section 8.3 hereof and other than as reasonably required in connection with securities filings by Seller’s ultimate corporate parent, SOURCECORP, or as necessary for Sellers to comply with applicable disclosure obligations;

(j)  All of Sellers’ books, records and other documents and information relating solely to the Assets or the Business, including, without limitation, all customer, prospect, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, correspondence, employee payroll and personnel records, product data, material safety data sheets, price lists, product demonstrations, quotes and bids and all product catalogs and brochures, in each case relating solely to the Assets or the Business;

(k)  All accounts or notes receivable (excluding intra-company accounts) owing to Sellers that relate solely to the Business (the “Accounts Receivable”);

(l)  Seller’s current telephone listings of the Business and the right to use the telephone numbers currently being used at the principal offices and other offices or facilities of the Business;

(m)  All permits, licenses and other governmental approvals held by Sellers relating solely to the Business, to the extent they are assignable or transferable;

(n)  All prepaid expenses and deposits owned by Sellers with respect to the Business;

(o)  All long-term investments of Sellers relating solely to the Business;

(p)  Rights to receive all refunds booked in Sellers’ current Accounts Receivable to the extent included in Sellers’ Net Tangible Book Value at Closing; and

(q)  Goodwill (including all goodwill associated with and symbolized by the name or names identified in Section 1.1(i) above as used as a trademark or service mark and all goodwill associated with and symbolized by any other trademark or service mark, trade name or corporate name used in the conduct of the Business as now conducted) (excluding, however, for all purposes the Retained Intellectual Property Rights set forth in Section 1.2(f)), all related tangibles and intangibles that Seller uses exclusively in the conduct of the Business and all rights to continue to use the Assets in the conduct of a going business.

The parties hereto expressly agree that Buyer is not assuming any of the liabilities, obligations or undertakings relating to the foregoing Assets, except for those liabilities and obligations specifically assumed by Buyer in Section 1.3 hereof.

Section 1.2             Excluded Assets.  Notwithstanding the terms of Section 1.1, the assets set forth below and those assets that are specifically listed on Schedule 1.2 hereto (collectively, the “Excluded Assets”), shall be retained by Sellers and shall not be sold, transferred or assigned to Buyer in connection with the purchase of the Assets:

(a)  Sellers’ cash and cash equivalents on hand as of the Closing Date and all other cash and cash equivalents in any of Sellers’ bank or investment accounts, any securities, whether debt or equity, owned by or on behalf of Sellers;

(b)  The customer deposits with inactive customers aged over one hundred twenty (120) days and set forth on Schedule 1.2 hereto (the “Aged Deposits”);

(c)  Any permits, licenses and other governmental approvals, to the extent that they do not directly relate to the Business or are not assignable or transferable;

(d)  The minute books and stock records of Seller and any books and records that Sellers are required by law to retain, subject to the right of Buyer to have access and to copy such books and records related to the Business or the Assets at its sole cost and expense for a period of six (6) years from the Closing Date, and books and records related to internal corporate matters of Sellers or their affiliates;

(e)  Any and all Claims of Seller against other parties relating to the Business arising out of events or transactions occurring, or contractually required to occur, prior to the Closing Date, whether or not accruing after the Closing Date;

(f)  The Retained Intellectual Property Rights set forth on Schedule 1.2 hereto, which shall include without limitation any and all names, tradenames, trademarks, service marks, logos, websites and URL addresses using “SOURCECORP,” SRCP or any derivation thereof, whether on behalf of Sellers or any affiliates thereof, and internally developed software and hardware;

(g)  All insurance policies owned by Sellers obtained in connection with the Business and all rights of Sellers under or arising out of such insurance policies;

(h)  All refunds for Taxes and other governmental charges or claims thereto, including claims to any refunds or rebates of federal, state or local franchise, income or other Taxes for periods or partial periods prior to the Closing Date and all prepayments of Taxes for any period, whether ending prior to, on or after the Closing Date, whether or not accruing after the Closing Date;

(i)  The Plans and their interests and assets;

(j)  Assets consumed or disposed of in the ordinary course of Seller’s business prior to the Closing Date; and

(k)  All rights of Sellers to receive payments from employees of the Business prior to the Closing Date.

Section 1.3             Assumption of Liabilities.

(a)  On the Closing Date, Buyer shall assume, pay, perform in accordance with their terms or otherwise satisfy, as of the Closing Date, the liabilities of Sellers set forth in Schedule 1.3, subject to the last sentence in Section 1.3(b), including the following (the “Assumed Liabilities”):

(i)            All of the obligations of Sellers under the permits, licenses and governmental approvals set forth in Section 1.1(m), the contracts and agreements set forth in Section 1.1(e), including without limitation any cancellation charges, liabilities or penalties in the event that Buyer elects to terminate or cease performance under such contracts or agreements;

(ii)           All obligations and liabilities arising out of events occurring from and after the Closing Date related to the ownership of the Assets or the conduct of the Business from and after the Closing Date, including without limitation property taxes due and payable with respect to periods from and after the Closing Date; and

(iii)          Any obligations and liabilities resulting from or associated with the termination by Buyer (or its permitted assigns) of employment on or after the Closing Date, or otherwise in connection with this transaction, of any employee of the Business or the failure of Buyer (or its permitted assigns) to offer employment to all of the employees of the Business as provided in Section 6.4 other than those listed on Schedule 1.2 or to otherwise comply with its obligations as set forth in Section 6.4.

(b)  Nothing in this Agreement will be construed as an attempt or agreement to assign any lease, contract or other agreement or any license which cannot be assigned, transferred, subleased or sublicensed without the consent or waiver of the party or parties thereto (other than Sellers) or any third party (including a government or governmental unit) unless such consent or waiver has been obtained, or if such assignment, transfer, sublease or sublicense or attempt to assign, transfer, sublease or sublicense would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement will not constitute an assignment, transfer, sublease or sublicense thereof.  Sellers will use all reasonable efforts prior to and, if necessary with respect to the Assets after, the Closing, to obtain such consents, if any, as may be required for the assignment or transfer by Sellers of the Assets.  Buyer will cooperate with Sellers, in such manner as may be reasonably requested, in connection therewith.  If any such consent is not obtained prior to the Closing, then Sellers and Buyer will use all reasonable efforts to enter into an arrangement with respect to any such lease, contract, agreement or license to provide Buyer with all of the benefits enjoyed by Sellers under any such license, lease, contract or other agreement, and Buyer will perform all of the obligations under such licenses, leases, contracts and other agreements as though they had been assigned to Buyer, unless and until such licenses, leases, contracts and other agreements have been terminated or as a result of Sellers’ failure to obtain the consent or waiver of the party or parties thereto, default occurs under such licenses, leases, contracts and other agreements (and Sellers’ default continues uncured and deprives Buyer of the use and enjoyment of the Assets subject to the license, lease, contract or other agreement).

Section 1.4             Excluded Liabilities.  Other than as set forth above in Section 1.3, Seller shall retain, and Buyer shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any liabilities, obligations or undertakings of Sellers of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown, due or to become due, unliquidated or otherwise.  Sellers shall be responsible for all of the liabilities, obligations and undertakings of Sellers not assumed by Buyer pursuant to Section 1.3 hereof, including without limitation:

(a)  Any obligations under the contracts or agreements arising from a breach thereby prior to the Closing Date;

(b)  Any liability or obligation relating to the Plans;

(c)  Any liability for Taxes arising as a result of Sellers’ operation of the Business or ownership of the Assets prior to the Closing Date;

(d)  Any Environmental Liabilities.  For purposes of this Agreement, the term “Environmental Liabilities” shall mean any and all claims, demands, complaints, allegations, actions, suits, proceedings, investigations or notice by any person or entity alleging potential liabilities arising under or based upon or relating to Environmental Laws or the release of Hazardous Materials prior to the Closing Date, even if first discovered or continuing after the Closing Date; and

(e)  All Worker’s Compensation Claims against Sellers to the extent relating to matters occurring prior to the Closing, including, without limitation, those Worker’s Compensation Claims set forth on Schedule 4.18.

ARTICLE II

PURCHASE PRICE

Section 2.1             Amount.

(a)  Subject to adjustment as provided in Section 2.1(b) and Section 2.1(c), the total purchase price (the “Purchase Price”) for the Assets shall be Seven Million Two Hundred and Nine Thousand Dollars ($7,209,000), plus the value of the Assumed Liabilities.  The Purchase Price shall be comprised of:

(i)            $5,759,000 in cash (the “Cash Portion”), subject to the Book Value Adjustment (as defined below) and the Post-Closing Adjustment (as defined below), plus

(ii)           a three-year 12% subordinated secured promissory note, in form and substance as set forth in Exhibit A, payable to Sellers in the amount of $1,450,000 (the “Promissory Note”), plus

(iii)          the assumption of the other Assumed Liabilities.

(b)  Sellers have previously prepared and delivered to Buyer the balance sheet of the Business as of May 31, 2004 attached hereto as Schedule 2.1(b)(x) (the “Preliminary Balance Sheet”) and have attached hereto as Schedule 2.1(b)(y) a preliminary valuation balance sheet (the “Preliminary Valuation Balance Sheet”) with such adjustments setting forth, in reasonable detail, a calculation of the valuation net tangible asset value of the Business (the “Valuation Net Tangible Asset Value”) as of May 31, 2004 and the resulting Purchase Price.  Within 15 days following the Closing Date, Sellers shall prepare and deliver to Buyer a balance sheet of the Business as of the Closing Date (the “Closing Balance Sheet”) and with such adjustments applied in a manner consistent with the Preliminary Valuation Balance Sheet to determine the Valuation Net Asset Tangible Value as of such date (the “Closing Valuation Balance Sheet”).  If the Valuation Net Tangible Asset Value of the Business as of the date of the Closing Valuation Balance Sheet and calculated in accordance therewith is above $7,209,000, then the Purchase Price shall be increased by the amount of such excess Valuation Net Tangible Asset Value over $7,209,000, and if the Valuation Net Tangible Asset Value of the Business as of the date of the Closing Valuation Balance Sheet is below $7,209,000, then the Purchase Price shall be reduced by the amount that such Valuation Net Tangible Asset Value is less than $7,209,000 (such increase or reduction to be reflected in the Cash Portion being referred to hereinafter as the “Net Tangible Asset Value Adjustment”).  The Preliminary Balance Sheet and the Closing Balance Sheet shall be prepared by Sellers in accordance with generally accepted accounting principles consistently applied (“GAAP”) and shall be certified as true and correct as of May 31, 2004 and the date of the Closing Balance Sheet, respectively, by an officer of Seller.  The Valuation Net Tangible Asset Value set forth on the Closing Valuation Balance Sheet shall include a net property, plant and equipment value of $5,024,000 (the “Equipment Value”).

(c)  McGladrey & Pullen, LLP or such other independent accounting firm engaged by Buyer at Buyer’s sole expense (which shall not be the Unrelated Accounting Firm referred to below) shall have the opportunity to examine, promptly as and when prepared, the work papers, schedules and other documents prepared by Sellers in connection with their preparation of the Closing Balance Sheet and the Closing Valuation Balance Sheet and the calculation of the Valuation Net Tangible Asset Value as of the date of the Closing; provided, that the GAAP assumptions and calculations utilized by McGladrey & Pullen, LLP or such other independent accounting firm will be based upon and consistent with the GAAP assumptions utilized by Sellers prior to the Closing with respect to the Closing Balance Sheet and adjustments utilized by Sellers with respect to the Closing Valuation Balance Sheet.  Within 30 days following the delivery of the Closing Balance Sheet and the Closing Valuation Balance Sheet, Buyer may deliver to Sellers a notice of objection (an “Objection Notice”) with respect to the Closing Balance Sheet or the Closing Valuation Balance Sheet and the calculation of the Valuation Net Tangible Asset Value as of the date of the Closing.  If no Objection Notice is delivered to Sellers within such 30 day period, the Closing Balance Sheet and the Closing Valuation Balance Sheet and the calculation of the Net Tangible Asset Value Adjustment, if any, shall be final and binding on the parties.  Any Objection Notice shall specify in reasonable detail the items on the Closing Balance Sheet or the Closing Valuation Balance Sheet disputed and shall describe in reasonable detail the basis for the objection and all information in the possession of the objecting party which forms the basis thereof, as well as the amount in dispute.  In no event shall the Objection Notice relate to or be based upon the Equipment Value or the valuation adjustments (i.e., those adjustments set forth under the heading “Valuation Adjustments” included on Schedule 2.1(b)(y)) employed to prepare the Preliminary Valuation Balance Sheet and to prepare the Closing Valuation Balance Sheet.  If an Objection Notice is given, Sellers and Buyer shall consult with each other with respect to the objection.  If the parties are unable to reach agreement within 15 days after an Objection Notice has been given, any unresolved disputed items shall be promptly referred to a mutually acceptable independent public accounting firm registered with the Public Company Accounting Oversight Board in accordance with Section 102 of the Sarbanes-Oxley Act of 2002 (the “Unrelated Accounting Firm”).  The Unrelated Accounting Firm shall be directed to render a written report on the unresolved disputed issues with respect to the Closing Balance Sheet and the Closing Valuation Balance Sheet within 30 days following its retention and to resolve only those issues of dispute set forth in the Objection Notice.  If unresolved disputed issues are submitted to the Unrelated Accounting Firm, Sellers and Buyer will each promptly furnish to the Unrelated Accounting Firm such work papers, schedules and other documents relating to the unresolved disputed issues as the Unrelated Accounting Firm may reasonably request.  The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties.  The fees and expenses of the Unrelated Accounting Firm shall be borne equally by Sellers and Buyer.  If the parties or the Unrelated Accounting Firm determine that an adjustment under this Section 2.1(c) (a “Post-Closing Adjustment”) is appropriate, then payment of the amount of the Post-Closing Adjustment shall be made by wire transfer of immediately available funds within 10 days after the determination of the Post-Closing Adjustment by the party owing such amount to the party entitled to receive the Post-Closing Adjustment;

Section 2.2             Manner of Payment.  Buyer shall pay the Cash Portion of the Purchase Price for the Assets to Sellers on the Closing Date by wire transfer of immediately available funds to such account or accounts as Sellers may designate in writing to Buyer no later than two business days before the Closing Date.

Section 2.3             Allocation of Purchase Price.  Buyer and Sellers shall allocate the Purchase Price among the Assets as set forth on Schedule 2.3 hereto.  Schedule 2.3 shall be updated as of the Closing Date to reflect the Book Value Adjustment and, no later than 90 business days after the Closing Date, to reflect the Post-Closing Adjustment as determined in Section 2.1, in each event by Buyer and Sellers in accordance with the applicable Treasury Regulations and the fair market value of the Assets.  The parties do hereby agree that they will not voluntarily take any position on any Tax Returns (as defined in Section 4.13(e)) inconsistent with the allocation set forth on Schedule 2.3, as adjusted for any Post-Closing Adjustment hereunder.  The parties hereby agree to prepare and timely file all applicable forms concerning the allocation of the Purchase Price with the Internal Revenue Service and any other government authority consistent with the allocation, as adjusted for any Purchase Price adjustments hereunder, to cooperate with each other in the preparation of such forms, and to furnish each other with a copy of such forms prepared in draft, within a reasonable period prior to the filing due date thereof.  Buyer and Seller shall jointly prepare for filing all Tax Returns that may be required with respect to the transaction provided for herein pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), any Treasury Regulations promulgated thereunder, any other applicable provision of the Code and any other similar applicable foreign, state or local tax law or regulation.

ARTICLE III

CLOSING

Section 3.1             Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Dorsey & Whitney, 50 South Sixth Street, Minneapolis, Minnesota at 10:00 a.m. on July 8, 2004 or at such other place and on such other date or by such other means (e.g., telecopy and overnight delivery of original execution materials) as is mutually agreeable to Buyer and Sellers after all of the conditions to the parties’ obligations set forth in Article VII hereof have been satisfied (or waived by the party entitled to the benefit of such conditions).  The date on which the Closing occurs is referred to herein as the “Closing Date,” and the Closing shall be deemed effective as of 10:00 a.m. on the Closing Date.

Section 3.2             General Procedure.  At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article VII hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party.  The conveyance, transfer, assignment and delivery of the Assets shall be effected by Sellers’ execution and delivery to Buyer of a bill of sale substantially in the form attached hereto as Exhibit C (the “Bill of Sale”) and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall reasonably request to cause Sellers to transfer, convey, assign and deliver the Assets to Buyer, and the assignment and assumption of Sellers’ liabilities to Buyer shall be effected by Buyer’s execution of an assignment and assumption agreement substantially in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby represents and warrants to Buyer that, except as set forth in the Schedules delivered by Sellers to Buyer on the date hereof (the “Disclosure Schedule”) (which Disclosure Schedule sets forth, among other things, the exceptions to the representations and warranties contained in this Article IV under captions referencing the Sections to which such exceptions apply):

Section 4.1             Incorporation and Corporate Power.  GDI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to carry on the Business as now being conducted and to own, lease and operate the Assets.  M&M is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to carry on the Business as now being conducted and to own, lease and operate the Assets.  Each Seller is qualified as a foreign corporation to transact business in each jurisdiction in which the business or its ownership of property requires it to be qualified and in which the failure to be so qualified would be reasonably likely to have a Material Adverse Effect.  For the purposes of this Agreement, “Material Adverse Effect” shall mean any one or more events, conditions or circumstances that result in, individually or in the aggregate, a material adverse effect on (a) the business, operations, financial or operating condition, assets or properties of the Business, (b) the ability of Seller to perform its obligations under this Agreement or (c) the validity or enforceability of this Agreement.

Section 4.2             Subsidiaries.  The Assets do not include any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

Section 4.3             Execution, Delivery; Valid and Binding Agreement.  The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and the sole shareholder of Seller, and no other proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement.  This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement is the valid and binding agreement of Buyer, constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms.

Section 4.4             Authority; No Breach.  Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge, or encumbrance upon any of the Assets or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Certificate of Incorporation, as applicable, or Bylaws of Seller or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller or the Assets are bound or affected (other than consents required under Section 7.1(d) hereof, which Seller undertakes to obtain prior to the Closing Date) or any law, statute, rule or regulation or order, judgment or decree to which Seller or the Assets are subject, other than any breach, default or violation that is not reasonably likely to have a Material Adverse Effect.

Section 4.5             Governmental Authorities; Consents.  Seller is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby.  Except as set forth in the Disclosure Schedule, no consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement.

Section 4.6             Financial Statements.  Seller has delivered to Buyer copies of the financial statements listed on Schedule 4.6 (such statements being herein referred to as the “Financial Statements”).  The Financial Statements are based upon the information contained in the books and records of Seller and fairly present the financial condition of the business as of the dates thereof and results of operations for the periods referred to therein.  Except (i) as set forth on Schedule 4.6 and (ii) for the absence of notes and normal recurring year-end adjustments, goodwill, deferred Taxes and items of corporate overhead, the Financial Statements have been prepared in accordance with GAAP.

Section 4.7             Absence of Undisclosed Liabilities.  With respect to the Assets or the Business, Seller has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of or based upon transactions or events heretofore entered into or occurring prior to the Closing Date, except (i) as reflected on the Financial Statements, (ii) liabilities that have arisen after the date of the Financial Statements in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, or infringement), or (iii) as otherwise set forth on Schedule 4.7.

Section 4.8             No Material Adverse Changes.  Since May 31, 2004 (the “Latest Balance Sheet Date”), there has been no material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations or business condition of the Business other than as may be set forth on the Financial Statements.

Section 4.9             Absence of Certain Developments.  Since the Latest Balance Sheet Date, Seller has not, except as set forth on Schedule 4.9:

(a)  Borrowed any amount or incurred or become subject to any liability in excess of $25,000, except (i) current liabilities incurred in the ordinary course of business and (ii) liabilities under contracts entered into in the ordinary course of business;

(b)  Mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of the Assets except (i) liens for current property Taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits under workers’ compensation laws, or (iv) liens voluntarily created in the ordinary course of business, all of which liens aggregate less than $25,000;

(c)  Discharged or satisfied any lien or encumbrance or paid any liability, in each case with a value in excess of $25,000, other than current liabilities paid in the ordinary course of business;

(d)  Sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets of the Business with a fair market value in excess of $25,000, or canceled any debts or claims, in each case, except in the ordinary course of business;

(e)  Sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets used in or held for use in the Business;

(f)  Disclosed, to any person other than Buyer and authorized representatives of Buyer, any proprietary confidential information of the Business or otherwise related to the Assets, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is identified on Schedule 4.9 and is in full force and effect on the date hereof;

(g)  Waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

(h)  Suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it in the Business, whether or not covered by insurance;

(i)  Made or granted any bonus or any wage, salary or compensation increase to any officer or employee who earns more than $25,000 per year (excluding for purposes of this Section 4.9(i) any retention bonuses offered by Buyer’s representatives or by Sellers at Buyer’s request, if any), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

(j)  Made any commitment for any single capital expenditure in excess of $25,000 or any pledges for charitable contributions that in the aggregate exceed $25,000;

(k)  Made any loans or advances to, or guarantees for the benefit of, any persons such that the aggregate amount of such loans, advances or guarantees at any time outstanding is in excess of $25,000; or

(l)  Made any changes in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements.

Section 4.10           Title to Properties.

(a)  The real property owned by Seller or demised by the leases (the “Leases”) described on Schedule 4.10 (the “Leased Real Property”) constitutes all of the real property owned, used or occupied by Seller used in connection with the Business (the “Real Property”).  The Real Property has access, sufficient for the conduct of the Business as now conducted, to public roads and to all relevant utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities used in the operation of the Business at that location.

(b)  The Leases are in full force and effect, and Seller holds a valid and existing leasehold interest under each of the Leases for the term set forth on Schedule 4.10.  Seller has delivered to Buyer a complete and accurate copy of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer.  Seller is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under the Leases; nor, to Seller’s knowledge, is any other party to any of the Leases in default thereunder.

(c)  Seller owns good and marketable title to the Assets, including each of the tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable, (ii) liens set forth on Schedule 4.10, (iii) the Leased Real Property, (iv) assets disposed of since the date of the Latest Balance Sheet in the ordinary course of business, (v) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen and (vi) liens in respect of pledges or deposits under workers’ compensation laws, all of which liens aggregate less than $25,000.

(d)  Schedule 4.10 sets forth a description of all the Assets that constitute equipment, machinery, motor vehicles, furniture, fixtures and furnishings.  With respect to the equipment, machinery and vehicles, upon agreement of the parties hereto the foregoing schedule is based upon the description of such Assets prepared by the certified appraisal firm in determining the Equipment Value, and any inaccuracies in such schedule with respect to equipment, machinery and vehicles shall not be the basis of a Claim under Section 9.2(a) or limit in any manner Seller’s conveyance of the Assets as described in Section 1.1(a) hereof.  Except as otherwise described on Schedule 4.10, all of the buildings, machinery, equipment and other tangible assets necessary for the conduct of the Business are in good condition and repair, ordinary wear and tear and obsolescence excepted, and are usable in the ordinary course of business.

(e)  Seller is not in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of the Business, and Seller has not received any notice of any such violation or the existence of any condemnation proceeding with respect to any of the Real Property, except, in each case, with respect to violations the potential consequences of which are not likely to have a Material Adverse Effect.

(f)  Seller has no knowledge of improvements made, or contemplated to be made, by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Real Property, and there are no present assessments.

Section 4.11           Accounts Receivable.  The Accounts Receivable of the Business reflected on the Latest Balance Sheet are valid receivables, have arisen from bona fide transactions in the ordinary course of business, are not subject to valid counterclaims or setoffs, and are collectible in accordance with their terms, except as to the extent of the bad debt reserve reflected on Seller’s balance sheet at May 31, 2004 (the “Latest Balance Sheet”), as adjusted for the passage of time through the Closing Date in the ordinary course of business, or as described on Schedule 4.11.

Section 4.12           Inventory.  Seller’s inventory of raw materials, work in process and finished goods relating to the Business consists of items of a quality and quantity usable in each case, in the ordinary course of the business.  Subject to the allowances therefor set forth on the latest Balance Sheet and except as otherwise disclosed on Schedule 4.12, Seller’s inventory of work in process and finished goods generated by the Business is not obsolete or damaged and is merchantable and fit for its particular use.  As of the Latest Balance Sheet Date, the values at which such inventory is carried on the Latest Balance Sheet are in accordance with GAAP.  Schedule 4.12 contains a complete and accurate summary of Seller’s inventory of raw materials, work in progress and finished goods relating to the Business as of the Latest Balance Sheet Date.

Section 4.13           Tax Matters.

(a)  Seller has timely filed or caused to be filed all federal income Tax Returns and all other federal, state, foreign, county, local or city Tax Returns that are required to be filed by it and such returns are correct in all material respects, and it has timely paid or caused to be paid all Taxes shown on such Returns or on any Tax assessment received by it to the extent that such Taxes have become due, or has set aside on its books reserves adequate for the payment of any Taxes not yet due and payable, in accordance with GAAP.  Except as set forth on Schedule 4.13, there is no action, suit, proceeding, audit or investigation pending or, to the knowledge of Seller, threatened in respect of any Taxes for which Seller is or may become liable and relating to the Assets or the Business; no deficiency for any Taxes has been proposed, asserted or, to the knowledge of Seller, threatened in writing or otherwise against Seller.  There are no liens for Taxes upon any of the Assets, except liens for Taxes not yet due.  Seller has duly and timely withheld and paid Taxes that it is required to withhold and pay relating to salaries and other compensation paid to its Seller Employees.

(b)  No waiver, extension or comparable consent given by Seller or regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending.  Seller has not requested an extension of time within which to file any Return, which Return has not since been filed.

(c)  Seller is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment by Seller of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Seller that are not deductible (in whole or in part) under Section 280G of the Code.

(d)  To the knowledge of Seller, no claim has ever been made against Seller or the Assets by an authority in a jurisdiction where Seller does not file Returns with respect to Taxes that it is or may be subject to taxation by that jurisdiction.

(e)  Schedule 4.13 lists all states and localities with respect to which Seller has filed any corporate, income and/or franchise Tax Returns for taxable periods ending after December 31, 2000.  Seller is not subject to the passive investment income Tax imposed by Section 1375 of the Code or any similar provision of state or local law.

(f)  For purposes of this Agreement, the term “Tax” or, with correlative meaning, “Taxes,” means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon Seller.  “Tax Returns” (or “Returns”) means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

Section 4.14           Contracts and Commitments.

(a)  Schedule 4.14 lists the following agreements, whether oral or written, to which Seller is a party, which are currently in effect, and which relate solely to the operation of the Business or the Assets and to be conveyed in accordance with Section 1.1(e) hereof:  (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described in Schedule 4.18 (or excluded by Section 4.18 from inclusion thereunder); (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, other than as described in Schedule 4.18 (or excluded by such schedule from inclusion thereunder); (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (v) confidentiality agreement; (vi) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the Assets; (vii) guaranty of any obligation for borrowed money or otherwise; (viii) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $25,000; (ix) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal; (x) contract or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $25,000; (xi) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $25,000; (xii) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days’ or less notice without penalty and involving more than $25,000; (xiii) contract which prohibits Seller from freely engaging in business anywhere in the world; (xiv) contract for the distribution of any of the products of the Business (including any distributor, sales and original equipment manufacturer contract); (xv) franchise agreement; (xvi) license agreement or agreement providing for the payment or receipt of royalties or other compensation by Seller in connection with the intellectual property rights listed under Schedule 4.15; (xvii) contract or commitment for capital expenditures in excess of $25,000; (xviii) agreement for the sale of any capital asset with a value in excess of $25,000; or (xix) to Seller’s knowledge, other agreement that is material to the Business.

(b)  Seller has performed all obligations required to be performed by it in connection with the contracts or commitments required to be disclosed on Schedule 4.14.  Seller is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; and Seller has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

(c)  Prior to the date of this Agreement, Buyer has been supplied with a true and complete copy of each written contract or commitment described in Section 4.14(a).

Section 4.15           Patents, Trademarks, Trade Secrets, Etc.

(a)  Except for the Retained Intellectual Property Rights set forth on Schedule 1.2 or as set forth on Schedule 4.15, Seller has no trademarks, trade dresses, service marks, trade names, copyrights, computer programs or program rights, patents, licenses or other similar intangible property rights and interests that it uses solely in connection with the Business, the loss or absence of which would be reasonably likely to have a Material Adverse Effect.  Seller’s records adequately document its ownership or properly licensed use of all software (including commercial “shrink wrap” software) used in the Business, including software listed on Schedule 4.15, except for such documentation the lack of which would not be reasonably likely to have a Material Adverse Effect.  Seller has not received written notice from any third person that its use of the Retained Intellectual Property rights or any other intellectual property conflicts with the intellectual property rights of any third Person.  No person has made or, to the Seller’s knowledge, threatened in writing to make any claims that the operation of the Assets or Business is in violation of or infringes any intellectual property rights of any third person.

(b)  Seller has received no written claims challenging its right to use any trade secrets, customer lists or operating methods required for or incident to the operation of the Business.  To the best of its knowledge, Seller is not using or in any way making use of any confidential information or trade secrets of any third person, including without limitation, a former employer of any present or past employee or Seller.

Section 4.16           Litigation.  Except as set forth on Schedule 4.16, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Seller, threatened in writing against Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.  Seller has not received any opinion or legal advice to the effect that Seller is exposed from a legal standpoint to any liability or disadvantage that may be material to the Assets, financial condition, operating result, business condition or prospects of the Business or Seller.

Section 4.17           Warranties.  Schedule 4.17 sets forth all claims outstanding, pending or, to the knowledge of Seller, threatened for breach of any warranty relating to any products of the Business sold by Seller prior to the date hereof.

Section 4.18           Employees.  Except as set forth on Schedule 4.18 and only with respect to employees of Seller who perform functions in connection with the Business (“Seller Employees”):  (a) Seller has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (b) Seller has no material labor relations problem pending and, to its knowledge, its labor relations are satisfactory; (c) there are no workers’ compensation claims pending against Seller nor is Seller aware of any facts that would give rise to such a claim; (d) to Seller’s knowledge, no Seller Employee is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business; and (e) no Seller Employee or former employee of Seller has any claim with respect to any intellectual property rights of Seller set forth under Schedule 4.15.  Schedule 4.18, lists, as of the date set forth thereon, each Seller Employee and the position, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such Seller Employee.

Section 4.19           Employee Benefit Plans.

(a)  Schedule 4.19 contains a complete list as of the date of this Agreement of all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other plans and arrangements that provide compensation or benefits to employees, whether deferred or not, in excess of base pay, including any bonus or incentive plan, stock rights plan or other fringe benefit plan affecting Seller’s Employees as of the date of this Agreement (collectively, the “Plans”), other than employment agreements listed on Schedule 4.14 with respect to employees of Seller engaged in the operation of the Business.  Seller has furnished or made available to Buyer complete copies of all employee handbooks, applicable plan documents, trust documents and, where applicable, summary plan descriptions of the Plans listed on Schedule 4.19.

(b)  To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all Plans comply with the requirements of ERISA and the Code.  With respect to the Plans, (i) all required contributions which are due have been made and a proper accrual has been made for all contributions due in the current fiscal year; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and (iii) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code).

(c)  Seller does not contribute (and has not ever contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA.  Seller has no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan.  Seller has no actual or potential liability for death or medical benefits after separation from employment, other than (i) death benefits under the Plans set forth on Schedule 4.19 and (ii) health care continuation benefits described in Section 4980B of the Code.

Section 4.20           Insurance.  Schedule 4.20 lists and briefly describes each insurance policy in effect as of the date hereof (e.g., type of policy, insurer and policy amount) owned by Seller with respect to the Assets and operations of the Business and sets forth the date of expiration of each such insurance policy.  Seller is not in default with respect to its obligations under any of such insurance policies.

Section 4.21           Affiliate Transactions.  Except as disclosed on Schedule 4.21, and other than pursuant to this Agreement, to Seller’s knowledge no officer, director or employee of Seller or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively “insiders”), has any agreement with Seller (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the Business of Seller (other than ownership of capital stock of Seller).  To Seller’s knowledge, none of the insiders has any such direct or indirect interest in any competitor, supplier or customer of Seller or in any person, firm or entity from whom or to whom Seller leases any property, or in any other person, firm or entity with whom Seller transacts business of any nature.  For purposes of this Section 4.21, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

Section 4.22           Customers and Suppliers.  Schedule 4.22 lists the 10 largest customers and suppliers of Seller relating to the Business for the fiscal year ended December 31, 2003 and for the four-month period ended April 30, 2004 and sets forth opposite the name of each such customer or supplier the approximate net sales or purchases by Seller attributable to such customer or supplier for each such period.

Section 4.23           Compliance with Laws; Permits.

(a)  Seller and its officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, which materially affect the Business or the Assets and to which Seller may be subject, and no claims have been filed against Seller alleging a violation of any such laws, regulations or other requirements, which violation is reasonably likely to have a Material Adverse Effect.

(b)  A true, correct and complete list of all licenses, permits and certificates of Seller from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct the Business and operate the Assets (collectively, the “Permits”) is set forth on

Schedule 4.23.  Seller has conducted its business in compliance with all terms and conditions of the Permits, except where such noncompliance is not reasonably likely to have a Material Adverse Effect.

(c)  In connection with the Business, to Seller’s knowledge, no employee of Seller has made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder Seller in connection with any actual or proposed transaction.

(d)  In particular, but without limiting the generality of the foregoing, Seller is in compliance in all material respects with, and has not received a notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating employee health and safety in connection with the Business.

Section 4.24           Environmental Matters.

(a)  As used in this Section 4.24, the following terms shall have the following meanings:

(i)            “Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject Seller to any imposition of costs or liability under any Environmental Law.

(ii)           “Environmental Laws” means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

(iii)          “Release” shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(b)  Seller, with respect to the Business and the Real Property, is in material compliance with, and to its knowledge has no liabilities for any Losses under, any Environmental Laws.

(c)  Seller has obtained, and maintained in full force and effect, all permits, licenses, certificates of compliance, approvals and other environmental authorizations necessary to conduct the Business and own or operate the Assets, including the Leased Real Property in compliance with all applicable Environmental Laws, except for those the absence of which would not be reasonably likely to have a Material Adverse Effect (collectively, the “Environmental Permits”).  Seller has conducted the Business in compliance with all terms and conditions of the Environmental Permits, except where such noncompliance is not reasonably likely to have a Material Adverse Effect.  Seller filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws, except with respect to such reports and notifications the failure of which to file would not be reasonably likely to have a Material Adverse Effect.  Seller has not accepted for storage, and does not store, any hazardous substance or hazardous material on the Leased Real Property except for de minimis amounts of items such as cleaning supplies used in the ordinary course of business.

(d)  Neither Seller nor, to Seller’s knowledge, any third person has ever disposed of, released or caused the release from, at, under or onto the Leased Real Property or any other property of an amount of any hazardous substance or hazardous material into the environment which release or disposal would constitute a violation by Seller of, require reporting or notification by Seller to any governmental agency pursuant to, or require investigation or clean-up by Seller under any Environmental Laws or otherwise become a liability to Seller under Environmental Laws.

(e)  Seller is not a potentially responsible party under, nor has it received any notice that it is a potentially responsible party, notice of responsibility, notice of violation or request for information from any government agency or other person under any Environmental Laws with respect to the Business or the Leased Real Property or any other property.  Seller does not own, lease, rent or otherwise utilize any underground storage tanks in connection with the Business, and to Seller’s knowledge, there are no tanks, containers, cylinders, drums or cans buried, stored or deposited in or at the Leased Real Property.

(f)  To Seller’s knowledge, no material expenditure (i.e., in excess of $50,000) will be required in order for Buyer to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the Business or the Real Property in a manner consistent with the current operation thereof by Seller.

(g)  Neither Seller or, to Seller’s knowledge, any Leased Real Property is or has been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

(h)  Seller has delivered to Buyer copies of all environmental assessments, surveys, permits and reports in Seller’s possession or control related to the Leased Real Property, all of which are identified in Schedule 4.24.

(i)  Seller has not received any written report or other written information regarding any actual or alleged material violation of Environmental Laws, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to it or the Leased Real Property arising under Environmental Laws.

Section 4.25           Brokerage.  Other than the fees and expenses of Adplex Rhodes and Aston Mergers and Acquisitions, which shall be paid by Sellers, no third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

Section 4.26           No Other Representations and Warranties.  Seller shall not be deemed to have made any representation or warranty, except for the representations and warranties of Seller set forth herein (as such representations and warranties are qualified by the Schedules relating thereto).  EXCEPT AS SET FORTH IN THIS ARTICLE IV, SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES CONCERNING THE ASSETS, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY REGARDING THE SALEABILITY OR COLLECTIBILITY OF ANY OF THE ASSETS, AND SELLER EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  SELLER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO BUYER.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers that:

Section 5.1             Formation and Power.  Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to enter into this Agreement and perform its obligations hereunder.

Section 5.2             Execution, Delivery; Valid and Binding Agreement.  The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

Section 5.3             No Breach.  The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the limited liability company agreement of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject.

Section 5.4             Governmental Authorities; Consents.  Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby.  No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

Section 5.5             Financing Commitment.  Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and the other amounts to be paid by Buyer hereunder.  Buyer’s members will make a cash equity contribution of Three Million Dollars ($3,000,000) to it prior to or at the Closing for use by Buyer in the operation of the Business.

Section 5.6             Litigation.  To Buyer’s knowledge, as of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or threatened, (a) against Buyer which, if determined adversely to Buyer’s interests, would have a material adverse effect, or (b) seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.  Buyer is not subject to any outstanding order, writ, judgment, injunction, decree, or arbitration award or order which has a material adverse effect.

Section 5.7             No Knowledge.  Buyer has no reason to believe that any representation, warranty, covenant or agreement of Sellers set forth herein is incorrect or untrue.  Sellers or SOURCECORP, as the case may be, shall have the burden of pleading and the burden of proving, by a preponderance of the evidence, that Buyer is not entitled to indemnification pursuant to Section 9.2 or Section 9.6 by reason of the preceding sentence.

Section 5.8             Brokerage.  Other than the fees and expenses of Private Equity Capital Corporation, which shall be paid by Buyer, no third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

ARTICLE VI

COVENANTS OF THE PARTIES

The parties hereto make the following covenants and agreements:

Section 6.1             Access to Books and Records.  Prior to the Closing Date, Sellers shall afford to Buyer and its authorized representatives (“Buyer’s Representatives”) full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Business, and the work papers of Deloitte & Touche LLP, Sellers’ independent accountants, relating to work done by Deloitte & Touche LLP for Seller (insofar as the work relates to the Business or the Assets) for each of the fiscal years ended December 31, 2003 and 2002, and otherwise provide such assistance as is reasonably requested by Buyer in order that Buyer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the Business and the Assets.  In addition, Sellers and their officers and directors shall cooperate fully (including providing introductions where necessary) with Buyer to enable Buyer to contact such third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of the Business, as Buyer deems reasonably necessary to complete its due diligence; provided that Buyer agrees not to initiate such contacts without the prior approval of Thomas C. Walker, Chief Development Officer of SOURCECORP, as the ultimate corporate parent of Sellers.

Section 6.2             Assignment of Noncompetition Agreement.  At or prior to the Closing, GDI shall assign to Buyer on a quitclaim basis all of its rights to enforce the obligations of Jeffrey T. Pelcher as promisor arising from and after the Closing Date under that Noncompetition Agreement dated January 18, 2000 by and among GDI and Mr. Pelcher (the “Pelcher Noncompetition Agreement”).

Section 6.3             Regulatory Filings.  As promptly as practicable after the execution of the Agreement, Buyer shall make or cause to be made all filings and submissions under any laws or regulations applicable to Buyer for the consummation of the transactions contemplated herein.  Buyer will coordinate and cooperate with Sellers in exchanging such information, will not make any such filing without providing to Sellers a final copy thereof for their review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Sellers may request in connection with all of the foregoing.

Section 6.4             Employee Matters

(a)  Effective as of the Closing Date, Buyer will offer employment to the individuals set forth on Schedule 6.4(a), which individuals constitute substantially all persons who immediately prior to the Closing Date are Seller Employees and active employees of the Business (collectively, the “Transferred Employees”) on the same or substantially equivalent salary, in the same or substantially equivalent job function or position in effect immediately prior to Closing, and Buyer will neither take nor fail to take any actions that would violate the provisions of the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder, and any state or similar laws (collectively, with all amendments, “WARN”) (including the giving of notices as may be required to governmental agencies as well as affected employees).  Schedule 6.4(b) also includes a complete list of all Seller Employees who are eligible to become Transferred Employees.

(b)  Buyer shall establish (i) effective as of the Closing Date, employee benefit plans for the Transferred Employees, including life, medical, disability and profit sharing plans, and (ii) within 60 days of the Closing Date, 401(k) plans.  For purposes of such plans, the Transferred Employees shall be given credit for their years of service for their most recent hire date with Sellers.

(c)  (i) As soon as reasonably possible after the Closing Date, Buyer shall cause each Transferred Employee to be given credit for his or her service with Sellers (only to the extent such service is taken into account under any Seller’s vacation policy, program or arrangement) for the purpose of determining such Transferred Employee’s vacation (on a going-forward basis) in any vacation plan, program or arrangement maintained for Buyer’s employees’ benefit on or after the Closing Date.  (ii) Buyer will assume Sellers’ vacation accrual obligations through the Closing Date with respect to the Transferred Employees and shall apply such accrued vacation amounts for the Transferred Employees in a manner consistent with Sellers’ vacation policies existing at the Closing Date.

(d)  Buyer will indemnify and hold Sellers harmless from any loss, liabilities, debt, costs (including, but not limited to, attorneys’ fees) or any other amounts that Sellers may incur, without application of the Threshold described in Section 9.5(d), due to terminations of Sellers’ employees with respect to, arising under or relating to WARN as a result of the transactions contemplated by this Agreement or its failure to comply with its undertakings in this Section 6.4.

Section 6.5             Contribution of Equity.  Prior to or simultaneous with the Closing, Buyer shall have received the Three Million Dollars ($3,000,000) cash equity contribution from its members described in Section 5.5.

Section 6.6             Retained Intellectual Property Rights.  Immediately following the Closing, Buyer shall cease to use in all respects any and all of the Retained Intellectual Property Rights and shall take all actions reasonably necessary to ensure that the Assets and the Business no longer appear to be affiliated in any manner with Sellers, SOURCECORP or any of the affiliates thereof.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1             Conditions to Buyer’s Obligations.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following conditions on or before the Closing Date:

(a)  The representations and warranties set forth in Article IV hereof shall be true and correct in all material respects (except with respect to representations and warranties that are already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) at and as of the Closing Date as though then made at and as of such time, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

(b)  Sellers shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

(c)  Sellers shall have assigned to Buyer the agreements and permits specified in Schedule 1.3 (except as otherwise noted thereon);

(d)  Sellers shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Sellers or any license, franchise or permit of or affecting Sellers, other than those consents the failure of which to obtain would not be reasonably likely to have a Material Adverse Effect;

(e)  Sellers’ shareholders shall have approved this Agreement and the transactions contemplated hereby;

(f)  There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the Assets, or to compel Buyer or any of its subsidiaries to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its subsidiaries, as a result of the transactions contemplated hereby, or (iii) seeking to invalidate or render unenforceable any material provision of this Agreement, or any of the other agreements attached as exhibits hereto (collectively, the “Related Agreements”);

(g)  There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(f) hereof;

(h)  After the Latest Balance Sheet Date, there shall have been no damage, destruction or loss of or to any of the Assets, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a Material Adverse Effect;

(i)  Buyer shall have received from counsel for Sellers a written opinion, dated as of the Closing Date, addressed to Buyer and reasonably satisfactory to Buyer’s counsel, in form and substance substantially as set forth in Exhibit E hereto;

(j)  On the Closing Date, Sellers shall have delivered to Buyer all of the following:

(i)            The Bill of Sale, executed by Sellers, and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested pursuant to Section 3.2 hereof;

(ii)           A certificate of an officer of each Seller to the best knowledge of Seller substantially in the form set forth in Exhibit F hereto, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

(iii)          Copies of the third party and governmental consents and approvals referred to in subsection (d) above;

(iv)          A copy of the text of the resolutions adopted by the board of directors and shareholders of Sellers authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated hereby; along with a certificate executed on behalf of each Seller, by its corporate secretary certifying to Buyer that such copy is a true, correct and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded, and certifying the signature and office of each officer executing this Agreement or any of the Related Agreements;

(v)           Copies, duly executed by Sellers and any other appropriate parties, of assignments and assumptions of Leases or other appropriate documents for the Leased Real Property;

(vi)          An executed copy of each of the Related Agreements required to be executed by Sellers;

(vii)         Each of Sellers shall provide, at or prior to the Closing, an executed certification in form and substance reasonably satisfactory to Buyer, duly executed and signed under penalties of perjury, certifying facts that would exempt from any withholding requirement under Section 1445 of the Code and applicable Treasury Regulations any payments for United States real property interests, if any, being transferred pursuant to this Agreement; and

(viii)        Such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby, including receipts or other evidence reasonably satisfactory to Buyer from the taxing authority of the State of Oklahoma and the State of California, evidencing payment in full by Sellers of all sales and use taxes imposed by the State of Oklahoma and the State of California on Sellers prior to the Closing Date.

(k)  GDI shall have assigned to Buyer on a quitclaim basis all of its rights to enforce the obligations of Jeffrey T. Pelcher as promisor arising from and after the Closing Date under the Pelcher Noncompetition Agreement; and

(l)  Buyer shall have received UCC-3 or other releases as necessary to release all liens, claims, encumbrances and security interests in the Assets, except for security interests and other liens relating to liabilities to be assumed by Buyer pursuant to Section 1.3.

Section 7.2             Conditions to Sellers’ Obligations.  The obligations of each Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by each Seller in its sole discretion) of the following conditions on or before the Closing Date:

(a)  The representations and warranties set forth in Article V hereof shall be true and correct in all material respects at and as of the Closing as though then made at and as of such time, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

(b)  Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c)  Buyer shall have assumed from Sellers the Assumed Liabilities;

(d)  There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, or (ii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Related Agreements;

(e)  There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.2(d) hereof;

(f)  Buyer shall have provided evidence reasonably satisfactory to Seller of its receipt of the Three Million Dollar ($3,000,000) cash equity contribution from its members described in Section 6.5; and

(g)  On the Closing Date, Buyer shall have delivered to Sellers:

(i)            A wire transfer in immediately available funds in the amount of the Cash Portion of the Purchase Price,

(ii)           The Assignment and Assumption Agreement, executed by Buyer,

(iii)          The Promissory Note, executed by Buyer,

(iv)          A Security Agreement, executed by Buyer, in the form attached hereto as Exhibit G,

(v)           A certificate of an appropriate officer of Buyer substantially in the form set forth as Exhibit H attached hereto, dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied,

(vi)          A copy of the text of the resolutions adopted by the board of managers of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, along with a certificate executed on behalf of Buyer by its secretary certifying to Sellers that such copy is a true, correct and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded, and certifying the signature and office of each officer executing this Agreement or any of the Related Agreements required to be executed by Buyer,

(vii)         An executed copy of each of the Related Agreements required to be executed by Buyer, and

(viii)        A written opinion, dated as of the Closing Date, addressed to Sellers and reasonably satisfactory to Sellers’ counsel, opining (A) as to the due authorization, execution and delivery by Buyer of this Agreement, the Assignment and Assumption Agreement, the Promissory Note and the Security Agreement, (B) that such agreements constitute the valid and binding obligations of Buyer enforceable in accordance with their terms and do not require the consent, approval, authorization or order of, or any notice to or filing with, any Federal or Delaware state governmental agency or body or any court, except as has been obtained or made prior to the Closing, and (C) that the execution and delivery of such agreements and the consummation of the transactions contemplated thereby will not violate or conflict with (I) the certificate of formation or the regulations of Buyer, (II) any agreement known to counsel to which Buyer is a party, (III) any law of the State of Delaware, or (IV) any judgment, order or decree known to counsel and applicable to Buyer of any court, governmental authority or arbitrator.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1             Noncompetition; Nonsolicitation; Nondisclosure.

(a)  Noncompetition.  During the period commencing on the Closing Date and ending on the fourth anniversary thereof (such period being hereinafter referred to as the “Restricted Period”), Sellers shall not, directly or indirectly, engage in any manner or capacity (e.g., as an advisor, principal, agent, partner, member, joint venturer, officer, director, stockholder, employee, equity holder, lender, member of any association or otherwise) in a Competing Business.  For the purposes of this Agreement, the term”Competing Business” shall mean any entity or business venture that is engaged in a not incidental manner in the business of providing commercial print and direct mail services (as defined below) for charities, not-for-profit organizations and for-profit organizations, but in no event shall such term be deemed to prohibit (i) the provision of critical mail services (as defined below) by Sellers or any of the entities described above in this Section 8.1(a) or (ii) commercial print direct and mail services in an aggregate annual amount not exceeding $3,000,000 during the Restricted Period and undertaken on an unsolicited basis by a Seller or any such entity described above in this Section 8.1(a) at the request of a party for which it is providing critical mail services.  The term “commercial print and direct mail services” as used in this Agreement shall mean direct marketing and fulfillment services and related (primarily 3rd class) outgoing mail services, but shall not include “critical mail services,” which constitute the receipt of information from clients, the processing and formatting of such information and the subsequent delivery or communication (primarily by first class mail) of that information to the clients’ customers, with such information or communications as invoices, statements, customer service and related collection activities.

(b)  Indirect Competition.  Sellers shall not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 8.1, if such activity were carried out by Sellers, either directly or indirectly.  In particular, but without limiting the generality of the foregoing, each Seller agrees that it will not, directly or indirectly, induce any employee to carry out, directly or indirectly, any such activity.

(c)  Geographic Extent of Covenant.  The obligations of each Seller under this Section 8.1 shall apply to any geographic area in which such Seller (i) has engaged in business prior to the consummation of the transactions contemplated by this Agreement through the providing of its services, promotional, sales or marketing activity or otherwise or (ii) has otherwise established its goodwill, business reputation or any customer or supplier relations.

(d)  Nonsolicitation.  During the Restricted Period, Sellers shall not (i) induce or attempt to induce any employee of Buyer to leave the employ of Buyer or any of its Affiliates or in any way interfere adversely with the relationship between any such employee and Buyer or any of its Affiliates, (ii) induce or attempt to induce any employee of Buyer to work for, render services or provide advice to or supply confidential business information or trade secrets of any such entity to any third person, firm or corporation, (iii) employ, or otherwise pay for services rendered by, any employee of Buyer in any business enterprise with which Sellers may be associated, connected or affiliated, (iv) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of Sellers prior to the consummation of the transactions contemplated by this Agreement to cease doing commercial print and direct mail business with Buyer or any of its Affiliates or in any way interfere with the commercial print and direct mail relationship between any such customer, supplier, licensee, licensor or other business relation and Buyer or (v) directly or indirectly solicit, sell or render commercial print and direct mail services to or for the benefit of any entity that competes with any phase of the Business as conducted by Sellers or under active consideration by Sellers prior to the Closing Date.  For the purposes of this Agreement, (i) the term “Affiliate” shall mean a person, partnership, limited liability company, corporation, joint venture, association, joint stock company, trust, unincorporated organization or other entity (each a “Person”) that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified (for the purposes of this definition, control and all permutations thereof, means the ability of a Person to, directly or indirectly, direct the business and affairs of such Person, whether through the ownership of voting securities, by contract or otherwise).

(e)  Nondisclosure.  Sellers shall not communicate or divulge to, or use for the benefit of, any person, firm or corporation other than Buyer, its agents and representatives, any of the trade secrets, methods, formulas, business and/or marketing plans, processes, names of customers, their products and prices or any other proprietary information included in the Assets, which is not generally ascertainable from public or published information or trade sources, other than as may be necessary in connection with judicial or administrative proceedings or claims under Article IX or as may be required in order to comply with applicable governmental laws, rules or regulations.  Buyer acknowledges that prior to the date hereof Sellers have communicated information to other potential purchasers of the Assets or as reasonably necessary for operations that are not related to the Business, some of which information might be considered of a nature described in this Section 8.1, and that such communications shall not be deemed to violate this Section 8.1.

(f)  Acknowledgment.  Each Seller acknowledges that (i) the restrictions and agreements contained in this Section 8.1 are a material inducement to Buyer entering into this Agreement and are reasonable and necessary to protect the legitimate interests of Buyer and (ii) any violation of this Section 8.1 will cause substantial and irreparable harm to Buyer that would not be quantifiable and for which no adequate remedy would exist at law.  Accordingly, without limiting the remedies available to Buyer, injunctive relief shall be available for any violation of this Section 8.1.

(g)  Blue Pencil Doctrine.  If the duration or geographical extent of, or business activities covered by, this Section 8.1 are in excess of what is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, geographical extent or activities that are valid and enforceable.  Sellers acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement is to be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

Section 8.2             Certain Assignments.  If Sellers do not obtain the consent of any third party to the assignment of a contract, operating lease or other agreement (each of the foregoing being referred to in this Section 8.2 as an “Operating Agreement”) which constitutes an “Asset” under Section 1.1 hereof and which, according to its terms, is not assignable without the consent of such third party, and if the Operating Agreement is assigned to Buyer pursuant to this Agreement and the third party thereafter raises objections to the assignment and refuses to allow Buyer to perform the Operating Agreement on the terms therein provided, or threatens to terminate the Operating Agreement or sues for damages, Sellers and Buyer will cooperate with each other, and use all commercially reasonable efforts, so that the Operating Agreement can be performed by Buyer and the third party’s objection can thereby be vitiated.  Such cooperation and commercially reasonable efforts may include Buyer and Sellers, rather than assigning the Operating Agreement, (i) entering into an arrangement (a so-called “Seconding Arrangement”), pursuant to which Sellers shall nominally perform the Operating Agreement and Buyer shall retain the economic benefits and detriments of the Operating Agreement or (ii) entering into a sublease of the Operating Agreement, in any event without cost to Sellers.  If necessary to comply with this Section 8.2, Sellers shall maintain their corporate existence for such period of time as Buyer may reasonably request for a period extending up to six (6) months from the Closing Date.

Section 8.3             Name Change.  Within twenty (20) days following the Closing, each Seller shall change its name to a name not containing any of the words “Creative Mailing”, “Mailing & Marketing” or “Global Direct”.  At the request and sole expense of Buyer, Sellers shall take such action as may be reasonably necessary or appropriate to permit Buyer to qualify as a foreign or domestic entity to do business under either or both of the names set forth above and under any similar names in any state in which the Business is currently conducted.

Section 8.4             Tax Matters.

(a)  The parties hereto shall cooperate with one another in the preparation of all Tax Returns, questionnaires, applications or other documents regarding any Taxes or transfer, recording, registration or other fees that become payable in connection with the transactions contemplated by this Agreement that are required to be filed on or before the Closing Date, or in connection with the filing of any Tax Returns, the preparation for any audit by any taxing authority, the response to any inquiry by a taxing authority or security holder, the mailing or filing of any notice and the prosecution or defense of any claim, suit or proceeding relating to any Tax Returns or any other filing required to be made with any taxing authority or any other matter related to Taxes.  Sellers and Buyer shall cooperate with each other in the filing of any Tax Return, amended Return, claim for refund or in conducting any audit or other proceeding related to Taxes and involving the Assets prior to the Closing Date.  Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Taxing authorities.  Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.  Sellers, upon written request by Buyer, will provide to Buyer such factual information that is in Sellers’ possession reasonably necessary for filing Tax Returns, Tax planning and contesting any Tax audit as Buyer may reasonably request with respect to the Assets (which information Sellers agree to maintain and preserve for a period of six (6) years from the Closing Date and at Buyer’s expense for such period thereafter as Buyer may request, with such additional period not to exceed two (2) years).

(b)  Buyer agrees to: (i) retain within its possession all books and records and all other information regarding Taxes relating to the Assets or the conduct or operation of the Business for any taxable period or portion thereof, ending on or before the Closing Date (the “Tax Information”), until the expiration of the statute of limitations applicable to Seller for such taxable periods (giving effect to any waiver or extension thereof); (ii) maintain the Tax Information in such manner so as to enable Sellers to have access thereto on a basis that is commercially reasonable and mutually convenient to both Buyers and Seller; and (iii) not destroy any Tax Information without the prior written consent of Sellers (which consent shall not be unreasonably withheld) until the sixth anniversary of the Closing Date or the expiration of the statute of limitations applicable to Sellers for such Taxable periods (giving effect to any waiver or extension thereof), whichever is later.

(c)  Seller shall:  (i) file all Tax Returns and elections or information statements with respect to any liabilities for Taxes of Seller which affect the Assets and which, pursuant to applicable law, are required to be filed prior to the Closing Date; and (ii) promptly upon filing provide copies of any such Tax Returns, elections or information statement to Buyer.

(d)  Seller shall not make any election with respect to Taxes, change an annual accounting period, adopt or change any accounting method, take any discretionary position with respect to Taxes, or file an amended Tax Return or any report or form with respect to Taxes of Seller which affects the Assets without prior consultation with and consent of Buyer (which shall not be unreasonably withheld), if such election, adoption, change, position or filing would have the effect of increasing the Tax liability of Buyer with respect to any period ending after the Closing Date.

(e)  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be the responsibility of Buyer; provided, however, that if Buyer provides Sellers (i) prior to the Closing with a “Uniform Sales & Use Tax Certificate-Multijurisdiction” completed for Oklahoma and (ii) promptly following the Closing with a copy of Buyer’s Oklahoma Seller’s Permit, Transfer Taxes shall be shared equally by Buyer, on the one hand, and Sellers, on the other hand.  Buyer will remit to Sellers its share of the Transfer Taxes (whether all of such Transfer Taxes or 50% thereof in accordance with the preceding sentence) by the later of (i) the fifteenth (15) day of the month following the month in which the Closing Date occurs or (ii) fifteen (15) days following the determination of the amounts due.  Sellers will remit the aggregate amount of Transfer Taxes to the appropriate taxing authority by the due date of the Transfer Tax Return for the month in which the Closing Date shall occur.  Sellers will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, with the expenses for such Returns to be shared equally by Buyer, on the one hand, and Sellers, on the other hand.  Buyer and Sellers shall cooperate in the preparation and filing of any Tax Returns that are required to be filed in connection with the Transfer Taxes described in this Section 8.4(e).

Section 8.5             Repurchase of Uncollectible Accounts Receivable.  If Buyer shall fail to collect the aggregate full face amount of the Accounts Receivable set forth on the Closing Balance Sheet, net of such reserves set forth therefor on the Closing Balance Sheet, by one hundred twenty (120) days from the date of the Closing Date, then, upon written notice from Buyer, Sellers shall promptly acquire the uncollected Accounts Receivable by payment to Buyer of an amount in cash equal to all such uncollected Accounts Receivable less the amount of reserves therefor as shown on the Closing Balance Sheet.  By means of illustration, in the event that $1,500,000 remains uncollected one hundred twenty (120) days after the Closing Date, and the Closing Balance Sheet has reserves therefor of $1,000,000, Sellers shall acquire such $1,500,000 of Accounts Receivable by payment to Buyer of $500,000 in cash.  Buyer shall keep documentation in reasonable detail evidencing or setting forth its efforts to collect the Accounts Receivable during such one hundred twenty (120) day period and, at Sellers’ request, shall furnish to Sellers copies of such documentation for their review.  Proceeds from Accounts Receivables collected after one hundred twenty (120) days from the date of the Closing and for which Buyer has received payment under this Section 8.5 shall be promptly and in any event within ten (10) business days of collection delivered by Buyer to Sellers.  Buyer shall credit monies received by it from debtors doing business with Buyer after the Closing and included as an account debtor with respect to the Accounts Receivable in accordance with the remittance instructions or advice from the applicable account debtor if the account debtor specifically identifies the invoice being paid.  Otherwise, said sums shall be applied to the oldest outstanding balance due from the account debtor.  Every thirty (30) days following the Closing, Buyer shall provide Sellers with a schedule of the then-uncollected Accounts Receivable set forth on the Closing Balance Sheet, together with a summary of its collection efforts with respect thereto.  Buyer shall not settle, compromise, write-down or write-off any Accounts Receivable without Sellers’ prior written consent, which may be given or withheld in Sellers’ sole discretion.

Section 8.6             Agreements Concerning Real Property and Equipment Leases.

(a)  Effective at the Closing Date, Sellers shall assign (or if they cannot effect such assignment, shall sublease) to Buyer, and Buyer shall assume and/or sublease from Sellers for the balance of the applicable lease terms, the Leased Real Property pursuant to assignments (and/or subleases) to be negotiated in good faith between Sellers and Buyer.  Any sublease with respect to the foregoing leasehold premises shall provide that Buyer shall reimburse the applicable sublessor-Seller for all rents, costs and expenses (including common area maintenance, taxes, utilities and other items payable by the sublessor thereunder) incurred thereby and relating to such leasehold premises with respect to the lease term from and after the Closing Date.  Sellers shall include in the Closing Balance Sheet a reserve of $550,000 to reflect such leased space.

(b)  Buyer shall cooperate with Sellers and with the lessors of any leases relating to the personal property to effect the assignment or transfer of such leases to Buyer.

(c)  Without the prior written consent of the applicable Seller or any affiliate thereof, which may be given or withheld in its sole discretion, Buyer shall have no authority to extend, amend or modify any leases with respect to the Leased Real Property without obtaining an unconditional release from the lessor of such Leased Real Property of the applicable Seller and its affiliates with respect thereto (in which case no consent shall be necessary).  In the event that Buyer desires to remain at any of the premises that are the subject of the Leased Real Property following the expiration of the current terms thereof, it shall give the applicable Seller prior notice in writing and shall negotiate directly with the lessor of such Leased Real Property with respect to execution of a new lease agreement between such lessor and Buyer for its own account, which new lease agreement shall not in any manner obligate either Seller or any affiliate thereof or be in any way based upon the credit or financial condition of either Seller or any affiliate thereof.  Buyer shall use reasonable best efforts to remove SOURCECORP from any guaranties to lessors of the Leased Real Property and to replace letters of credit issued for the benefit of lessors of the Leased Real Property by SOURCECORP or any affiliate thereof with security otherwise acceptable to such lessors.

Section 8.7             Confidentiality.  Each party hereto will hold, and will use its reasonable best efforts to cause its affiliates and their respective officers, directors and agents to hold, in strict confidence from any person, unless (i) compelled to disclose by judicial or administrative process or by other requirements of law or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its affiliates furnished to it by any other party or such other party’s officers, directors and agents in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware following reasonable inquiry that such source is under an obligation to another party hereto to keep such documents and information confidential; provided, however, that following the Closing the foregoing restrictions will not apply to Buyer’s or any of its affiliates’ use of documents and information concerning the Business.  After the Closing, each Seller will hold, and will use its reasonable best efforts to cause its affiliates to hold, in strict confidence from any person all information regarding the Business that is not now (and does not become part of, through no fault of Seller or its affiliates) generally available to the public, subject to the exceptions set forth in the first sentence of this Section 8.7.  In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its affiliates, promptly (and in no event later than five days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party that furnished such documents and information or its officers, directors and agents.  Notwithstanding any other express or implied agreement to the contrary, the parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all person, without limitation of any kind, the tax treatment and tax structure of the purchase of the Assets and the other transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with U.S. federal or state securities laws.  For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meanings specified in Treasury Regulation section 1.6011-4.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1             Reliance and Survival of Representations and Warranties.  Notwithstanding any investigation made by or on behalf of the parties hereto or the results of any such investigation and notwithstanding the participation of the parties in the Closing, each party shall be deemed to have relied on the representations, warranties and covenants of the other parties, and the representations and warranties contained in Article IV and Article V hereof shall survive the Closing for a period of eighteen (18) months thereafter, provided, however, that (i) the representations and warranties contained in Section 4.1, Section 4.3, Section 4.4, Section 4.10(c), Section 5.1, Section 5.2 and Section 5.3 and the covenant in Section 6.4(c)(ii) shall survive indefinitely, and (ii) the representations and warranties contained in Section 4.13, Section 4.19 and Section 4.24 shall survive the Closing until the earlier of (A) seven years following the Closing or (B) all applicable statutes of limitation with respect to any Claims governing the respective matters set forth therein have expired.

Section 9.2             Indemnification by Sellers.  Subject to the limitations of Section 9.5, Sellers, agree to indemnify, defend and hold harmless Buyer, its respective officers, managers, employees, agents and members (collectively, the “Buyer Indemnified Parties”) against any loss, liability, deficiency, damage, expense or cost (including reasonable attorneys’ fees and expenses) including, without limitation, environmental damages, response costs (including response costs under CERCLA or any comparable state, local or foreign law), remediation expenses and disbursements incurred by an Indemnified Party including, without limitation, any of the foregoing relating to, resulting from or arising out of any action, suit, administrative proceeding, investigation, defense, audit or other proceeding brought by any person or entity or Governmental Entity and any settlement or compromise thereof (collectively, “Losses”), whether or not involving a third-party Claim (as defined in Section 9.4), which the Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of any of the following (the items set forth in (a) through (f) below are hereinafter referred to, collectively, as the “Indemnifiable Liabilities”):

(a)  Any misrepresentation in any of the representations and warranties of Sellers contained in this Agreement or in Sellers’ Disclosure Schedules;

(b)  Any breach of, or failure to perform, any agreement or covenant of Sellers contained in this Agreement;

(c)  Any Claim or threatened Claim against the Buyer Indemnified Parties that arises in connection with the actions or inactions of Sellers with respect to the Assets or the Business prior to the Closing Date;

(d)  Any liability of each Seller for Taxes of any person other than either Seller under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law);

(e)  With respect to each Plan that is subject to Title IV of ERISA, the satisfaction of all minimum funding requirements under Section 412 of the Code with respect to each such Plan, and any liability under Title IV of ERISA with respect to each such Plan; or

(f)  Any Excluded Assets or any liability not specifically assumed by Buyer pursuant to this Agreement.

Section 9.3             Indemnification by Buyer.  Subject to the limitations of Section 9.5, Buyer agrees to indemnify, defend and hold harmless Sellers, their respective officers, directors, employees, agents or shareholders (collectively, the “Seller Indemnified Parties”) against any Losses, whether or not involving a third-party Claim, which the Seller Indemnified Parties may suffer, sustain or become subject to as a result of any of the following:

(a)  Any misrepresentation in any of the representations and warranties of Buyer contained in this Agreement (including any schedule to be delivered to Buyer pursuant to this Agreement) or in Buyer’s Disclosure Schedules;

(b)  Any breach of, or failure to perform, any agreement or covenant of Buyer contained in this Agreement; or

(c)  Any Claim or threatened Claim against either Seller that arises in connection with the actions or inactions of Buyer with respect to the Assets or the Business after the Closing Date or with respect to the Assumed Liabilities.

Section 9.4             Method of Asserting Claims.  As used herein, an “Indemnified Party” shall refer to a Buyer Indemnified Party or a Seller Indemnified Party, as applicable, and the “Indemnifying Party” shall refer to the party or parties hereto obligated to indemnify such Indemnified Party.

(a)  In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a “Claim”), then such Indemnified Party shall give the Indemnifying Party prompt notice thereof.  The failure to give such notice shall not affect any Indemnified Party’s ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party’s ability to defend successfully a Claim.  The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim.  Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Indemnified Party within 15 business days after the Indemnified Party’s notice of such Claim (but, in any event, at least five business days prior to the date that an answer to such Claim is due to be filed).  Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party.  If the Indemnifying Party fails to give such notice or assume such defense, then the Indemnified Party shall be entitled to undertake such defense and its reasonable costs and expenses (including, without limitation, attorney fees and expenses) shall be included in the Loss to be indemnified by the Indemnifying Party.  If the Indemnifying Party elects to contest and defend a Claim, the Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing.  If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with the Indemnifying Party in the conduct of such defense.  Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld or delayed.  Notwithstanding the foregoing, if (i) a Claim seeks equitable relief, (ii) the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, or (iii) the Indemnified Party would not be fully indemnified with respect to a Claim, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

(b)  In the event any Indemnified Party should have a claim for indemnification against any Indemnifying Party (whether such claim does not involve a Claim or involves a settled or resolved Claim which the Indemnifying Party has not defended for any reason, or a Claim from which an Indemnified Party has suffered Losses by reason of the Indemnifying Party’s failure to adequately represent a Indemnified Party’s interests or otherwise to indemnify the Indemnified Party), the Indemnified Party shall deliver a notice of such claim to the Indemnifying Party, setting forth in reasonable detail the identity, nature and estimated amount of Losses (if reasonably determinable) related to such claim or claims, with reasonable promptness and in all events prior to the expiration of the Indemnifying Party’s indemnification obligation hereunder.  If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such notice or fails to notify the Indemnified Party within 30 days after delivery of such notice by the Indemnified Party whether the Indemnifying Party disputes the claim described in such notice or that it needs additional information to make a determination with respect to such claim, the Loss in the amount specified in the Indemnified Party’s notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand.  If the Indemnifying Party has timely (i) disputed its liability with respect to such claim or (ii) indicated that it needs additional information to make a determination with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute for a period of at least 30 days.  If such dispute has not been resolved by such time, it shall be resolved fully and finally in Cedar Rapids,

Iowa if a Seller Indemnified Party is the Indemnified Party or in Dallas, Texas if a Buyer Indemnified Party is the Indemnified Party, by an arbitrator selected by the parties pursuant to the provisions of Section 10.12.  Payment of such Loss shall be made within 10 days following final determination thereof (whether such determination is made pursuant to the procedures set forth in this Section 9.4, by agreement between Sellers and Buyer, by arbitration award or by final adjudication).

Section 9.5             Limitations on Indemnification.

(a)  Notwithstanding any provision in this Agreement or the Related Documents to the contrary or any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, with respect to any specific representation or warranty under which any party shall have made a claim for indemnification hereunder prior to the expiration date of the applicable survival term specified in Section 9.1 and as to which such claim has not been completely and finally resolved prior to such expiration date, such representation or warranty shall survive for the period of time beyond such expiration date sufficient to resolve, completely and finally, the claim relating to such representation or warranty.

(b)  Sellers shall have no obligation to provide indemnification pursuant to Section 9.2 except to the extent that the aggregate amount of indemnification to which the Buyer Indemnified Parties, but for this Section 9.5(b), otherwise shall have become entitled hereunder shall exceed $150,000 (the “Threshold”), and in such event Sellers shall be obligated to provide indemnification with respect to all such amounts (and not just the amounts in excess of the Threshold).  Sellers’ indemnification obligations under this Agreement shall be calculated net of any amounts recoverable under insurance policies and net of any related Tax benefits.

(c)  Notwithstanding any other provision contained in this Agreement to the contrary, in no event shall Sellers have any liability for indemnification pursuant to Section 9.2 or otherwise in an aggregate amount in excess of seventy-five percent (75%) of the Purchase Price paid at Closing (as adjusted pursuant to the adjustment provisions of Sections 2.1(b) and 2.1(c) hereof) and in accordance with the Promissory Note (excluding interest paid thereon), and less any amount paid by SOURCECORP in satisfaction of its guarantor obligations under this Agreement.

(d)  Buyer shall have no obligation to provide indemnification pursuant to Section 9.3 or otherwise except to the extent that the aggregate amount of indemnification to which Sellers, but for this Section 9.5(d), otherwise shall have become entitled hereunder shall exceed the Threshold, and in such event Buyer shall be obligated to provide indemnification with respect to all such amounts (and not just the amounts in excess of the Threshold).  Buyer’s indemnification obligations under this Agreement shall be calculated net of any amounts recoverable under insurance policies and net of any related Tax benefits.

(e)  Notwithstanding any other provision contained in this Agreement to the contrary, in no event shall Buyer have any liability for indemnification pursuant to Section 9.3 or the other terms of this Agreement in an aggregate amount in excess of seventy-five percent (75%) of the Purchase Price paid at Closing (as adjusted pursuant to the adjustment provisions of Sections 2.1(b) and 2.1(c) hereof), and in accordance with the Promissory Note (excluding interest paid thereon).

(f)  Any indemnification payable under this Article IX shall be, to the extent permitted by law, an adjustment to the Purchase Price.

Section 9.6             SOURCECORP’s Representations, Warranties and Guaranty of SOURCECORP.

(a)  SOURCECORP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  SOURCECORP has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)  The execution, delivery and performance of this Agreement by SOURCECORP and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of SOURCECORP, and no other proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement.  This Agreement has been duly executed and delivered by SOURCECORP and, assuming that this Agreement is the valid and binding agreement of Buyer, constitutes the valid and binding obligation of SOURCECORP, enforceable in accordance with its terms.

(c)  SOURCECORP hereby guarantees to Buyer payment of any and all amounts that Sellers may owe to Buyer under this Agreement (the “Obligations”); provided, however, that notwithstanding any other provision contained in this Agreement to the contrary, in no event shall SOURCECORP have any liability for indemnification or otherwise pursuant to Article IX or the other terms of this Agreement in an aggregate amount in excess of seventy-five percent (75%) of the Purchase Price paid at Closing (as adjusted pursuant to the adjustment provisions of Sections 2.1(b) and 2.1(c) hereof) and in accordance with the Promissory Note (excluding interest paid thereon), and less any amount paid by Sellers in satisfaction of their indemnification obligations under this Agreement.  SOURCECORP’s liability under this Section 9.6(c) is primary, direct, absolute and nonconditional and independent of the obligations of either Seller.  SOURCECORP’’s guaranty of the Obligations (the “Guaranty”) may be immediately enforced without necessity of any action, claim or demand against either Seller or the resort by Buyer to any remedy at law or in equity and is an absolute, unconditional and continuing guaranty of payment and performance of the Obligations, and the obligations of SOURCECORP hereunder shall not be released, in whole or in part, by any action or thing which might, but for this provision of the Agreement, be deemed a legal or equitable discharge of a surety or guarantor, other than irrevocable payment and performance in full of the Obligations.  If any payment received by Buyer and applied to the Obligations is subsequently set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of Sellers), the Obligations to which such payment was applied shall for the purposes of the Guaranty be deemed to have continued in existence, notwithstanding such application, and the Guaranty shall be enforceable as to such Obligations as fully as if such application had never been made.

Section 9.7             Exclusivity of Remedies.  The remedies provided to Sellers and Buyer by the post-closing indemnification provisions of this Article IX shall be the exclusive remedies to which the respective parties are entitled after the Closing for any breach of or noncompliance with the provisions of this Agreement or the Related Documents.  Notwithstanding the foregoing, nothing herein shall prevent any Indemnified Party from bringing an action based upon allegations of fraud with respect to any party in connection with this Agreement and the Related Documents.  In the event such action is brought, the prevailing party’s attorneys’ fees and costs shall be paid by the nonprevailing party.

ARTICLE X

MISCELLANEOUS

Section 10.1           Press Releases and Announcements.  Prior to the Closing Date, neither party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of Sellers without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law or regulation.  If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.  Notwithstanding the foregoing, Sellers shall be permitted to make such public disclosures as shall be reasonably necessary to permit its ultimate corporate parent, SOURCECORP, to comply with its obligations under federal and other applicable securities laws and regulations.

Section 10.2           Expenses.  Except as otherwise expressly provided for herein, Sellers and Buyer will pay all of their own expenses (including attorneys’ and accountants’ fees, in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

Section 10.3           Further Assurances.  Each party to this Agreement agrees that, on and after the Closing Date, they shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including without limitation, putting Buyer in possession of the Assets and transferring to Buyer all Permits of Sellers that are transferable.

Section 10.4           Amendment and Waiver.  This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced.  No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

Section 10.5           Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device.  Notices, demands and communications to Buyer and Sellers will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer:	with a copy to:

Creative Mailing & Marketing, LLC	Dorsey & Whitney LLP
7041 E. 15th Street	50 South Sixth Street
Tulsa, Oklahoma 74112	Minneapolis, Minnesota 55402
Attention: John Rodewald	Attention: Matthew J. Knopf, Esq.
Telecopy: (918) 834-6073	Telecopy: (612) 340-8738

Notices to Sellers:	with a copy to:

Global Direct, Inc.	Locke Liddell & Sapp LLP
Mailing & Marketing Inc.	2200 Ross Avenue, Suite 2200
3232 McKinney Avenue, Suite 1000	Dallas, Texas 75201
Dallas, Texas 75204	Attention: Kent Jamison, Esq.
Attention: General Counsel	Telecopy: (214) 740-8800
Telecopy: (214) 740-6598

Section 10.6           Binding Effect; Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, by either party hereto without the prior written consent of the other party hereto; provided, however, that (i) Buyer may assign its interest under this Agreement to any Affiliate of Buyer, whether now in existence or organized after the date hereof and may assign or grant a security interest in Buyer’s rights under this Agreement and the any related documents to any bank, financial institution or other lender providing financing to Buyer and (ii) either Seller may assign its interest under this Agreement to SOURCECORP or any subsidiary thereof.  Any unauthorized assignment will be void.

Section 10.7           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.8           Complete Agreement; Interpretation.  This Agreement, the Related Agreements, the Exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, and no party shall be liable or bound to the other parties in any manner by any representations, warranties or covenants not set forth herein.  As used in this Agreement, “knowledge” means the actual knowledge of a director or any officer of the applicable party.

Section 10.9           Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

Section 10.10         GOVERNING LAW; CONSENT TO JURISDICTION.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF TEXAS. SUBJECT TO SECTION 10.12 HEREOF, THE PARTIES HERETO EXPRESSLY CONSENT AND AGREE THAT ANY DISPUTE, CONTROVERSY, LEGAL ACTION OR OTHER PROCEEDING THAT ARISES UNDER, RESULTS FROM, CONCERNS OR RELATES TO THIS AGREEMENT MAY BE BROUGHT IN THE FEDERAL AND STATE COURTS IN AND OF THE COUNTY OF DALLAS, STATE OF TEXAS AND DO HEREBY ACKNOWLEDGE THAT SAID COURTS HAVE JURISDICTION OVER SUCH DISPUTE OR CONTROVERSY AND HEREBY WAIVE ANY OBJECTION TO PERSONAL JURISDICTION OR THAT SUCH COURTS ARE AN INCONVENIENT FORUM.

Section 10.11         Dispute Resolution.  If a dispute or controversy arises between the parties relating to this Agreement (except for any dispute to which Section 2.1(c) is applicable), the following procedure will be implemented before any party pursues other remedies available hereunder except that any party may seek injunctive relief from a court where appropriate in order to maintain the status quo while this procedure is being followed or to enforce this Section 10.11:

(a)  The parties will hold a meeting promptly, attended by persons with decision-making authority regarding the dispute or controversy, to attempt in good faith to negotiate a resolution of the dispute or controversy; provided, however, that no such meeting will be deemed to vitiate or reduce the obligations and liabilities of the parties hereunder or be deemed a waiver by a party hereto of any remedies to which such party would otherwise be entitled hereunder.

(b)  If, within thirty (30) days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute or controversy, they hereby agree that such dispute or controversy shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Dallas, Texas if Buyer is the initiating party or in Cedar Rapids, Iowa if a Seller is the initiating party, in either event in accordance with the rules of the American Arbitration Association then in effect.  The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive or exemplary damages to any injured party.  A decision by a majority of the arbitration panel shall be final and binding.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction under Section 10.11 hereof.  The costs of any arbitration proceeding and related attorneys’ fees (including the allocable cost of in-house counsel) shall be borne by the party or parties not substantially prevailing in such proceeding as determined by the arbitrators.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER:

CREATIVE MAILING & MARKETING, LLC

By:	/s/ Randall D. Seberg
Name:	Randall D. Sebert
Title:	President

SELLERS:

GLOBAL DIRECT, INC.

By:	/s/ Charles S. Gilbert
Name:	Charles S. Gilbert
Title:	VP & Secretary

MAILING & MARKETING INC.

By:	/s/ Barry L. Edwards
Name:	Barry L. Edwards
Title:	Acting President & CEO

For purposes of Section 9.6 hereof:

SOURCECORP, INCORPORATED

By:	/s/ W. Bryan Hill
Name:	W. Bryan Hill
Title:	VP & Chief Accounting Officer